UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2008

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices) (Zip code)

(502) 891-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On July 15, 2008, Almost Family, Inc. (the "Company") entered into a $75,000,000 three-year senior secured revolving credit agreement (the "Agreement") with JPMorgan Chase Bank, N.A., as Administrative Agent, Fifth Third Bank, as Syndication Agent, and certain other lenders party thereto. J.P. Morgan Securities Inc. acted as Sole Bookrunner and Sole Lead Arranger under the Agreement. Amounts available under the Agreement are for general corporate purposes, including acquisitions.

The Company terminated its existing credit agreement, initially dated as of August 3, 1999, and subsequently amended, with JPMorgan Chase Bank, N.A., as lender, concurrently with the effectiveness of the Agreement. The terminated credit agreement was due to mature on November 30, 2010, and was limited to aggregate borrowings thereunder of $40 million. No material termination fees or penalties were incurred by the Company in connection with the termination of the credit agreement.

Under the Agreement, which will mature on July 15, 2011, the Company and the lenders may enter into revolving loans, swingline loans, and issuances of letters of credit subject to certain amount limitations, in an amount up to $75 million in the aggregate outstanding at any time prior to maturity. The Agreement also contains an accordion feature which permits the Company to request from the Administrative Agent an increase of the total commitments under the Agreement to $100 million. Borrowings (other than letters of credit) under the credit facility generally will bear interest at a rate varying from Libor plus 1.60% to Libor plus 2.60%, depending on leverage. The Company is required to pay a quarterly commitment fee on the average daily unused amount of the commitment, which fee varies depending on the Company's leverage ratio. Letters of credit issued under the Agreement are subject to a letter of credit fee and related fronting fees. Borrowings under the Agreement will be secured by a first priority perfected security interest in all tangible and intangible assets of the Company, and all existing and future direct and indirect subsidiaries of the Company as guarantors.

The Agreement contains customary representations and warranties, customary events of default, and customary affirmative and negative covenants, including (among others) restrictions on indebtedness, liens, transactions with affiliates, acquisitions, investments, consolidations, mergers and asset sales. The agreement contains three financial covenants relating to: (i) the adjusted fixed charge coverage ratio, (ii) the leverage ratio and (iii) net worth.

There are no material relationships between the Company or its affiliates and any of the lenders, other than as described above.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information with respect to the termination of our previous credit agreement is set forth in Item 1.01 and is hereby incorporated in this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-
Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit         Description

10.1

Credit Agreement, dated as of July 15, 2008 among Almost Family, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Fifth Third Bank as Syndication Agent. (Except for Schedule 5.09, schedules have been omitted. Almost Family undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALMOST FAMILY, INC.

Date: July 18, 2008                                                                                         By: /s/ C. Steven Guenthner

C. Steven Guenthner
Senior Vice President &
Chief Financial Officer

EXHIBIT INDEX

Exhibit         Description

10.1

Credit Agreement, dated as of July 15, 2008 among Almost Family, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Fifth Third Bank as Syndication Agent. (Except for Schedule 5.09, schedules have been omitted. Almost Family undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.)